Exhibit 99.1

AIR ISSUES $400 MILLION OF SENIOR UNSECURED NOTES

DENVER, COLORADO, July 5, 2022 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) today announced the issuance of three tranches of guaranteed, senior unsecured notes, totaling $400 million at a weighted average effective interest rate of 4.3%, inclusive of a previously placed treasury lock, and a weighted average maturity of eight years. Specifically, AIR issued:

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$100 million of five year notes at a stated interest rate of 4.58%;
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$100 million of seven year notes at a stated interest rate of 4.77%; and
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$200 million of ten year notes at a stated interest rate of 4.84%.

Proceeds from the offering were used to repay borrowings under the revolving credit facility.

The private placement of unsecured notes is an important step in the transition of AIR from a secured borrower to a primarily unsecured borrower.

Additionally, on June 21, 2022, AIR received $400 million from Apartment Investment and Management Company (“Aimco”) representing partial prepayment of the $534 million note owed to AIR and a pro rata share of the prepayment penalty. Proceeds were used to repay $350 million of term loans and to reduce borrowings under the revolving credit facility. AIR anticipates the balance of the loan will be repaid by September 30, 2022.

After giving effect to the placement of the senior unsecured notes and the prepayment of the $534 million note owed by Aimco, AIR will have outstanding, at share, (i) $1.6 billion of secured property level debt and (ii) $1.2 billion of fixed rate, unsecured debt comprised of the $400 million of privately placed unsecured fixed rate notes and $800 million of term loans subject to various swap agreements. On a pro forma basis, AIR’s balance sheet metrics include:

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Leverage to EBITDA ratio of 5.4:1, as of March 31, 2022;
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Net Leverage to gross asset value of 19%;
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Unencumbered properties with an undepreciated book value of $3.9 billion and a fair value of approximately $8 billion;
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Approximately $1 billion of available liquidity;
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$204 million or 7% of debt subject to floating interest rates, or repricing in 2022-2024, inclusive of $134 million of uncommitted property debt maturities;
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Forecasted 2022 EBITDA equal to 1.3x average annual debt service and maturities from 2022 to 2027; and
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An investment grade rating of “BBB” from S&P.

About AIR

Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United

States. AIR is one of the country’s largest owners and operators of apartments, with 76 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2022 results and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not and will not be registered under the Securities Exchange Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:

Matthew O’Grady

Senior Vice President, Capital Markets

investors@aircommunities.com

(303) 691-4566